EXHIBIT (Q1)


                           FORM OF INVESTOR AGREEMENT
                              FOR CLASS F SHARES OF
                      JULIUS BAER INTERNATIONAL EQUITY FUND








                                                         ______________, 2003



Julius Baer Investment Funds
330 Madison Avenue
NewYork, NY  10017

Ladies and Gentlemen:

         _______________(the "Investor") hereby represents that it is an investment adviser registered with the Securities and Exchange Commission (an "RIA") or a sponsor of an asset allocation wrap program.

         The Investor wishes to purchase Class F Shares of the Julius Baer International Equity Fund (the "Fund"). If Investor is an RIA, the Investor agrees to maintain an investment of at least $10 million in the Fund. The Investor agrees to not make excessive redemptions from the Fund.

         The Investor understands that excessive redemptions and exchanges may be harmful to the Fund and understands that if the Fund, in its sole discretion, determines that the Investor has engaged in excessive redemptions, the Fund may limit or prohibit the Investor from making future investments in Class F Shares of the Fund.

         Furthermore, if the Investor is an RIA, the Investor understands that in the event the Investor's investment falls below $10 million at any time as a result of redemptions, but not as a result of a reduction in value from changes in the value of the shares, the Fund may transfer the Investor to Class A or, if the Investor meets the applicable criteria, to Class I of the Fund. If the Investor is the sponsor of an asset allocation wrap program, the Investor understands that if the Investor's investment falls below $1,000 at any time as a result of redemptions, but not as a result of a reduction in value from changes in the value of the shares, the Fund may sell the Investor's shares. The Investor further understands that Class A and Class I shares charge a redemption fee of 2% of the amount redeemed if shares are redeemed within 90 days of purchase.

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                                                                    EXHIBIT (Q1)

Very truly yours,





Name:





Acknowledged and Agreed to
on ______________ , 2003 by:

Julius Baer Investment Funds

By:________________________
Name:
Title: